UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Definitive Proxy Statement
[ x ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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222 Robert Rose Drive
Murfreesboro, Tennessee 37129

April 28, 2023

Commencing on or about April 28, 2023, the following materials will be used by officers, directors and employees of National Health Investors, Inc. (“NHI” or the “Company”) to communicate about Proposal 1 – Election of Directors and Proposal 2 – Approval of the Amended and Restated 2019 Stock Incentive Plan, for the 2023 Annual Meeting of Stockholders to be held on May 5, 2023 (the “Annual Meeting”), and may be sent to certain stockholders. This information supplements information contained in our definitive 2023 proxy statement dated March 24, 2023 (the “Proxy Statement”). This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

Dear fellow stockholders,

At our Annual Meeting, our stockholders will vote on five proposals: (i) to re-elect three directors, W. Andrew Adams, Tracy M.J. Colden and Robert A. McCabe, Jr. each of whom are current directors of the Company; (ii) to approve the Amended and Restated 2019 Stock Incentive Plan to include restricted stock and restricted stock units and to increase the number of shares; (iii) to approve, on an advisory basis, the compensation paid to our named executive officers; (iv) to approve on an advisory basis, the frequency of the advisory vote on compensation of our named executive officers; and (v) to ratify the Audit Committee’s selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Our Board of Directors (“Board”) recommends a vote FOR each of the nominees for election to our Board, FOR the approval of the Amended and Restated 2019 Stock Incentive Plan, FOR the advisory approval of the compensation of our named executive officers, FOR the advisory approval on the frequency of the advisory vote on executive compensation and FOR the ratification of BDO USA, LLP as or independent registered public accounting firm for the year ended December 31, 2023. Your vote is very important, and we respectfully ask for your support in voting in accordance with our recommendations on all of the proposals submitted for your consideration at our Annual Meeting.

We are writing to provide additional information in support of the proposals 1 and 2 in our proxy statement for our Annual Meeting. In particular, we are asking you to vote FOR the re-election of all of our directors in Proposal 1, including the one who serves on our Nominating & Governance Committee (the “Committee”) and FOR the approval of the Amended and Restated 2019 Stock Incentive Plan described in Proposal 2.

Election of Directors

We are aware that Institutional Shareholder Services Inc. (“ISS”) has recommended voting against the director who serves on the Committee, contrary to our Board’s recommendation. We further understand that this recommendation is based on the fact that in February 2023 we approved amended and restated bylaws (the “Bylaws”) which included certain provisions that ISS opposes. We are providing you with additional information about the background of the adoption of the Bylaws and our response to stockholders expressing concerns about the identified provision. We ask that you reject ISS’s negative recommendation and vote FOR the re-election of all of our directors in Proposal 1, including the one who serves on the Committee.

Background. In November 2021, the Securities and Exchange Commission (“SEC”) adopted Rule 14a-19 (the “Universal Proxy Rule”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to stockholder meetings involving contested director elections held after August 31, 2022, and provides for the use of universal proxy cards by management and stockholders soliciting proxy votes for their own candidates in director election contests and includes requirements for additional information in proxy statements. In connection with the Universal Proxy Rule, the Company decided to do a thorough review of its bylaws, which had originally been adopted in 1991. The Company is a Maryland company and determined to make certain revisions based upon current Maryland standards and to address the Universal Proxy Rule. As a result, in February 2023, the Board adopted the Bylaws for the Company. These Bylaws updated a number of provisions, which were summarized in the Company’s Form 10-K filed in February 2023. In addition, these Bylaws were filed as an exhibit to that Form 10-K.

The ISS recommendation with respect to the election of directors stated that a vote AGAINST Nominating and Corporate Governance Committee member is warranted due to the Board's unilateral adoption of a bylaw amendment that would force stockholders calling a special meeting to bear the costs of preparing and mailing a notice of meeting.

Board’s Response. As noted above, the Board thoroughly examined our Bylaws to connection with the amendments regarding the Universal Proxy Rule. The particular provision that ISS seems to have an issue with is that the Bylaws would require stockholders calling a special meeting to bear the costs of preparing and mailing a notice of that meeting. This provision is included in Section 1.03 of the Bylaws, which specifically provides:

1.03.    SPECIAL MEETINGS. The Chairperson of the Board (if any), the President or a majority of the Board of Directors may call special meetings of the Stockholders. Special meetings of the Stockholders shall also be called by the Secretary upon the written request of the holders of Shares entitled to cast not less than 25% of all the votes entitled to be cast at such meeting. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. Following the receipt of any such request, the Secretary shall inform such requesting Stockholders of the reasonably estimated costs of preparing and mailing a notice with respect to the proposed meeting and, upon payment to the Corporation of such costs, the Secretary shall prepare such notice and provide it to each Stockholder entitled to vote at such meeting or entitled to notice by statute. The Secretary shall not be required to call a special meeting requested by Stockholders in accordance with this Section unless the applicable Stockholders pay such costs to the Corporation. The date, time, place (if any) and record date for any such special meeting, including a meeting called at the request of Stockholders, shall be established by the Board of Directors or Officer calling the same. The Corporation may postpone, reschedule, or cancel any special meeting of Stockholders previously scheduled by the Board of Directors.

    The Board is committed to listening to its stockholders and management regularly reaches out to stockholders. The Company has reached out to several of its stockholders regarding concerns about this particular provision. As a result, the Board determined on April 27, 2023 to further amend the Bylaws in response to stockholders' concerns. By written consent, the Board unanimously approved an amendment to the Bylaws to revise Section 1.03 by deleting the following language:

“Following the receipt of any such request, the Secretary shall inform such requesting Stockholders of the reasonably estimated costs of preparing and mailing a notice with respect to the proposed meeting and, upon payment to the Corporation of such costs, the Secretary shall prepare such notice and provide it to each Stockholder entitled to vote at such meeting or entitled to notice by statute. The Secretary shall not be required to call a special meeting requested by Stockholders in accordance with this Section unless the applicable Stockholders pay such costs to the Corporation.”

Therefore the above quoted language is no longer a part of our Bylaws. Upon the Board’s approval of the amendment, the Company filed a Current Report on Form 8-K with the SEC on April 27, 2023 announcing the adoption of the amendment to the Bylaws.

    The Board and management are committed to continue to consider and evaluate stockholder concerns in the future. Based on the Company’s response to stockholders’ concerns regarding a provision in the Bylaws as described above and for the reasons stated in our 2023 Proxy Statement, we ask you to vote “FOR” the re-election of all of our directors in Proposal 1, including those who serves on our Nominating & Governance Committee.

Amended and Restated Equity Plan

Proposal 2 provides for the approval of the Amended and Restated 2019 Stock Equity Plan (the "Plan"). The primary reason that the Company decided to propose changes to the Plan was to provide for the grant of restricted stock and restricted stock units under the Plan. The Company has historically only granted stock options. All of the Company’s competitors include restricted stock and restricted stock units in their equity plans and this has caused concerns in recruiting and retaining employees. The Compensation Committee of the Board determined that it would be beneficial to have this additional option under the Plan and recommended that the Plan be revised to permit the granting of restricted stock and restricted stock units. Since the Company was already presenting an amendment to the Plan to add restricted stock and restricted stock units, the Company determined to also request an increase in the number of shares available under the Plan to avoid the need to go back to the stockholders again next year. The Company elected to request that the Plan be increased by 3,000,000 shares which is consistent with the original 2019 plan adopted four years ago.

As stated in the Proxy Statement, our equity incentive program is a critical tool to incentivize our executive officers and other key employees and align their interests with those of our stockholders. Our Compensation Committee does not grant equity awards irresponsibly and has a long history of conservative use of equity grants and the Compensation Committee has not changed its conservative nature. This year’s stock option grant was considerably lower than prior year grants in anticipation of stockholder approval of the Plan and a subsequent award of 21,000 shares of restricted stock as further described elsewhere in the Proxy Statement. In the years from 2017 through 2022, the Company granted options representing an average annual share usage of 1.41%. In 2023, the Compensation Committee decided to include shares of restricted stock, subject to stockholder approval of the Plan. The Compensation Committee recognizes the valuation difference between stock option grants and restricted stock grants. In keeping with past judicious use of stock awards, the Compensation Committee granted options to purchase approximately 332,500 fewer shares than granted in 2022 and proposed granting 21,000 shares of restricted stock. Below is a table which shows the Company’s equity grants since 2017:

	2017	2018	2019	2020	2021	2022	2023
Stock Options Granted	495,000	560,000	685,334	592,000	652,000	718,000	385,500(1)
Basic Weighted Average Common Shares Outstanding	40,894,219	41,943,873	43,417,828	44,696,285	45,714,221	44,774,708	44,774,708
Annual Share Usage	1.21%	1.34%	1.58%	1.32%	1.43%	1.60%	0.86%
(1)Does not include the proposed grant of 21,000 shares of restricted stock that the Company intends to issue if the Plan is approved by the stockholders, if the 21,000 shares are included, the annual share usage would be 0.91%.

We do not expect that the compensation provided from our annual grants will materially change from our prior years' equity grants, but we may include some restricted stock grants in lieu of stock option grants in the future. This is supported by our significant decrease in options in 2023 with the intention to grant some restricted stock as well. We recognize that the use of restricted stock will involve using fewer shares of common stock than stock options, but our Compensation Committee still favors stock options and most of our equity grants are expected to be in the form of stock options. As noted above, we reduced the number of shares covered by options granted in 2023 by 332,500 in anticipation of issuing a total of 21,000 shares of restricted stock.

Our stockholders have consistently supported our executive compensation. The Say on Pay vote at each of our last five meetings, based on the percentage of votes cast, has been overwhelmingly voted in favor: 92% in 2022; 96% in 2021; 95% in 2020; 96% in 2019; and 99% in 2018. This support indicates that stockholders agree that we are not abusing our use of equity grants in the compensation of our executive officers.

The Board is committed to continue to be conservative in its granting of equity awards, but would like the ability to include restricted stock and restricted stock units in the equity compensation plans to enable it to attract and retain top quality talent in our industry. On behalf of the Board, I want to thank you for your attention to and consideration of this Proposal. The Board strongly believes that approval of the Plan is in the best interests of the Company and its stockholders and continues to unanimously recommend you cast your vote FOR Proposal 2. We respectfully urge you to consider the foregoing, as well as the reasons articulated in our 2023 Proxy Statement, as you cast your vote.

If you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy card, or (3) voting during the Meeting. If your shares of Company common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

We thank you for your continued support and interest in National Health Investors, Inc.

Sincerely,

/s/ D. Eric Mendelsohn
D. Eric Mendelsohn
President, Chief Executive Officer and Director

THESE MATERIALS ARE BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE BEING MADE AVAILABLE TO STOCKHOLDERS ON APRIL 28, 2023 AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

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